Exhibit 99.1

PRESS RELEASE

DICK'S Sporting Goods Announces 10 Percent Increase in the Quarterly Dividend

PITTSBURGH, February 23, 2015 – The Board of Directors of DICK'S Sporting Goods, Inc. (NYSE: DKS) authorized and declared a quarterly dividend of $0.1375 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on March 31, 2015 to stockholders of record at the close of business on March 13, 2015. This dividend represents a 10 percent increase over the Company's previous quarterly per share amount and is equivalent to an annualized rate of $0.55 per share.

About DICK'S Sporting Goods, Inc.
Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of January 31, 2015, the Company operated more than 600 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated associates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear. Headquartered in Pittsburgh, PA, DICK'S also owns and operates Golf Galaxy, Field & Stream and True Runner specialty stores. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront. DICK'S Sporting Goods, Inc. news releases are available at investors.DICKS.com. The Company's website is not part of this press release.

Contacts:
Investor Relations:
Anne-Marie Megela, Vice President – Treasury Services and Investor Relations, or
Scott W. McKinney, Director of Investor Relations
(724) 273-3400 or investors@dcsg.com

Media Relations:
(724) 273-5552 or press@dcsg.com